Exhibit 99.1

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results

•	Net earnings of $9.85 per share for the full year; fourth quarter net earnings of $2.31 per share

•	Fourth quarter earnings include ($0.64) per share related to Neon exit charges and $0.73 per share in other after-tax non-core items

•	Core net operating earnings per share of $8.62 for the full year; fourth quarter core net operating earnings per share of $2.22

•	Full year 2019 ROE of 17.1%; 2019 core operating ROE of 14.9%

•	Full year 2020 core net operating earnings guidance between $8.75 - $9.25 per share

CINCINNATI – February 3, 2020 – American Financial Group, Inc. (NYSE: AFG) today reported 2019 fourth quarter net earnings attributable to shareholders of $211 million ($2.31 per share) compared to a net loss of $29 million ($0.33 per share) for the 2018 fourth quarter. Net earnings for the 2019 fourth quarter include after-tax non-core items aggregating $8 million ($0.09 per share), comprised of $58 million ($0.64 per share) related to costs associated with plans to exit the Lloyd’s of London insurance market in 2020 (as announced previously), $51 million ($0.56 per share) in non-core net realized gains on securities, after-tax annuity non-core earnings of $19 million ($0.21 per share), and a loss on the early retirement of debt of $4 million ($0.04 per share). Comparatively, net earnings in the 2018 fourth quarter were adversely impacted by $188 million ($2.08 per share) in non-core after-tax net realized losses on securities. Net earnings attributable to shareholders for the year were $9.85 per share, compared to $5.85 per share in 2018. Other details may be found in the table below. Book value per share was $69.43 per share at December 31, 2019. AFG paid cash dividends of $2.25 per share during the quarter, which included a $1.80 per share special dividend. Return on equity was 17.1% and 10.9% for 2019 and 2018, respectively.

Core net operating earnings were $203 million ($2.22 per share) for the 2019 fourth quarter, compared to $159 million ($1.75 per share) in the 2018 fourth quarter. Higher core operating earnings in our Annuity Segment were partially offset by lower core operating earnings in our Property and Casualty (“P&C”) insurance operations. In connection with AFG’s new definition of annuity core operating earnings, AFG’s core net operating earnings for the fourth quarter of 2019 exclude the impact of items that are not necessarily indicative of operating trends, and include an expense for the amortization of FIA option costs, which AFG believes better reflects the cost of funds for FIAs and AFG’s evaluation of the financial performance of its Annuity business. Book value per share, excluding unrealized gains related to fixed maturities, was $59.70 per share at December 31, 2019. For the twelve months ended December 31, 2019, AFG’s growth in adjusted book value per share plus dividends was 17.8%. Core operating return on equity was 14.9% and 15.6% for 2019 and 2018, respectively.

Beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the three and twelve month periods ended December 31, 2019 are reconciled to historically reported Annuity Segment core operating earnings on page 5 of this release. As a result, reported core net operating earnings for periods beginning with the second quarter of 2019 are not directly comparable to prior year periods.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Components of net earnings (loss) attributable to shareholders:
Core operating earnings before income taxes	$251	$199	$967	$932
Pretax non-core items:
Realized gains (losses) on securities	65	(238)	287	(266)
Annuity non-core earnings (losses)	24	—	(36)	—
Special A&E charges	—	—	(29)	(27)
Neon exited lines charge	(76)	—	(76)	—
Loss on early retirement of debt	(5)	—	(5)	—

Earnings (loss) before income taxes	259	(39)	1,108	639
Provision (credit) for income taxes:
Core operating earnings	50	46	193	184
Non-core items	18	(50)	46	(62)

Total provision (credit) for income taxes	68	(4)	239	122

Net earnings (loss), including noncontrolling interests	191	(35)	869	517
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings (losses)	(2)	(6)	(10)	(13)
Non-core items	(18)	—	(18)	—

Total net earnings (losses) attributable to noncontrolling interests	(20)	(6)	(28)	(13)

Net earnings (loss) attributable to shareholders	$211	$(29)	$897	$530

Net earnings (loss):
Core net operating earnings(a)	$203	$159	$784	$761
Realized gains (losses) on securities	51	(188)	227	(210)
Annuity non-core earnings (losses)	19	—	(29)	—
Special A&E charges	—	—	(23)	(21)
Neon exited lines charge	(58)	—	(58)	—
Loss on early retirement of debt	(4)	—	(4)	—

Net earnings (loss) attributable to shareholders	$211	$(29)	$897	$530

Components of Earnings (Loss) Per Share:
Core net operating earnings(a, b)	$2.22	$1.75	$8.62	$8.40
Non-core Items:
Realized gains (losses) on securities	0.56	(2.08)	2.47	(2.31)
Annuity non-core earnings (losses)	0.21	—	(0.31)	—
Special A&E charges	—	—	(0.25)	(0.24)
Neon exited lines charge	(0.64)	—	(0.64)	—
Loss on early retirement of debt	(0.04)	—	(0.04)	—

Diluted Earnings (Loss) Per Share	$2.31	$(0.33)	$9.85	$5.85

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “We are very pleased with AFG’s continued strong core operating earnings, which generated an impressive core operating return on equity of 15% in 2019. We believe these results demonstrate the strength of our portfolio of diversified specialty insurance businesses, and the value of our in-house investment management team, American Money Management.

“AFG had approximately $1.1 billion of excess capital (including parent company cash of approximately $165 million) at December 31, 2019. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases is also an important and effective component of our capital management strategy. Over the past year, we increased our quarterly dividend by 12.5% and paid special dividends of $3.30 per share.

“We expect AFG’s core net operating earnings in 2020 to be between $8.75 and $9.25 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and losses, and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $199 million in the fourth quarter of 2019, compared to $214 million in the prior year period, a decrease of $15 million, or 7%. Lower underwriting profits were partially offset by higher year-over-year P&C net investment income.

The Specialty P&C insurance operations generated an underwriting profit of $89 million for the 2019 fourth quarter compared to $102 million in the fourth quarter of 2018. Lower underwriting profitability in our Property and Transportation Group, primarily due to lower year-over-year earnings in our crop operations, was partially offset by higher year-over-year underwriting profits in our Specialty Casualty and Specialty Financial Groups.

The fourth quarter 2019 combined ratio of 93.5% increased 1.5 points year-over-year and includes 3.8 points of favorable prior year reserve development, compared to 4.7 points of favorable prior year reserve development in the 2018 fourth quarter. Catastrophe losses added 1.0 point to the combined ratio in the 2019 fourth quarter, compared to 3.0 points in the comparable prior year period. Pretax catastrophe losses, net of reinsurance and inclusive of reinstatement premiums, were $15 million and $38 million in the fourth quarters of 2019 and 2018, respectively.

Gross and net written premiums were up 8% and 9%, respectively, in the 2019 fourth quarter compared to the same period in 2018. Growth in our Specialty Casualty and Specialty Financial Groups was partially offset by lower premiums in our Property and Transportation Group. Average renewal pricing across our entire P&C Group was up approximately 5% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 7%. Pricing in our Specialty P&C group overall is the highest we have achieved in over five years, meeting or exceeding our expectations in each of our Specialty P&C sub-segments.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting loss of $2 million in the fourth quarter of 2019, compared to an underwriting profit of $64 million in the comparable prior year period. Record levels of prevented planting claims in our crop operations were the driver of the lower underwriting results in this group during the quarter. Catastrophe losses for this group were $7 million in the fourth quarter of 2019. By comparison, catastrophe losses had a favorable impact of $2 million in the 2018 fourth quarter.

Fourth quarter 2019 gross written premiums in this group were down by 4% and net written premiums were flat year-over-year. Higher premiums in our property and inland marine and ocean marine businesses were more than offset by lower premiums in our transportation businesses (primarily due to the timing of the renewal of a large commercial auto account) and lower year-over-year premiums related to our winter wheat and rainfall index products in our crop operations. For the full year, gross and net written premiums in this group grew by 4% and 7%, respectively. Overall renewal rates in this group increased nearly 5% on average in the 2019 fourth quarter and 4% overall for the full year.

The Specialty Casualty Group reported an underwriting profit of $69 million in the 2019 fourth quarter compared to $22 million in the comparable 2018 period, largely due to a reduction in the core underwriting loss at Neon, resulting primarily from lower year-over-year catastrophe losses. See “Neon Exited Lines Charge” below for information about AFG’s plans to exit the Lloyd’s of London insurance market in 2020. Underwriting profitability in our workers’ compensation business continues to be very strong; these businesses reported higher year-over-year underwriting profit, primarily as a result of higher favorable prior year reserve development. The businesses in this group achieved a very strong 89.7% calendar year combined ratio overall in the fourth quarter. Catastrophe losses for this group were $6 million and $28 million in the fourth quarters of 2019 and 2018, respectively. Catastrophe losses in both periods were primarily attributable to Neon.

Gross and net written premiums increased 19% and 15%, respectively, for the fourth quarter of 2019 when compared to the same prior year period. Growth in our surplus lines and excess liability businesses, primarily the result of new business opportunities, rate increases and higher retentions on renewal business, were primary drivers of the higher premiums. In addition, higher premiums reported by Neon, premium growth in our executive liability business and the addition of ABA Insurance Services contributed to the higher year-over-year premiums. Renewal pricing for this group was up 6% in the fourth quarter, and was up approximately 3% overall for the year. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 11% in the fourth quarter and 8% for the year. Renewal rates in our Specialty Casualty Group overall and when adjusted to exclude the impact of workers’ compensation are the highest we have seen in more than five years.

The Specialty Financial Group reported an underwriting profit of $32 million in the fourth quarter of 2019, compared to $20 million in the fourth quarter of 2018. Higher year-over-year underwriting profits in our financial institutions, surety and trade credit businesses contributed to these results. Nearly all businesses in this group continued to achieve excellent underwriting margins. Catastrophe losses for this group were $2 million in the fourth quarter of 2019, compared to $10 million in the 2018 fourth quarter.

Gross and net written premiums increased by 4% and 10%, respectively, in the 2019 fourth quarter when compared to the same 2018 period due to modest growth across all businesses in the group. Fourth quarter 2019 net written premiums were favorably impacted by the cancellation of business that was largely ceded. Renewal pricing in this group was up 2% during the fourth quarter and 1% for the full year of 2019.

Carl Lindner III stated: “I am extremely pleased with the strong underwriting margins produced by our Specialty P&C group during the quarter, particularly in the wake of a challenging crop year. We continue to see momentum in our renewal pricing, with nearly one third of our non-workers’ compensation businesses achieving double digit rate increases during the quarter. Looking forward to 2020, we are forecasting an overall calendar year combined ratio in the range of 92% to 94%, and we expect net written premiums to be down 1% to 5% when compared to the $5.3 billion reported in 2019, primarily due to the run-off of Neon. Excluding the impact of Neon, we expect growth in net written premiums in the range of 3% to 7% in 2020.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

Annuity Operating Earnings – For all periods presented, the table below reflects core operating earnings under AFG’s new definition. For periods prior to the second quarter of 2019, “new” core operating earnings are reconciled to previously reported operating results.

In millions	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Pretax Annuity Core Operating Earnings:
Pretax earnings before certain items below	$157	$139	$598	$557
Investments marked to market through core operating earnings, net of DAC	20	16	100	104
Amortization of option costs, net of DAC	(73)	(69)	(289)	(252)

Pretax Annuity core operating earnings – new method	104	86	409	409
Other amounts previously reported as operating, net*	n/a	(66)	(11)	(48)

Pretax Annuity core operating earnings, as reported	$104	$20	$398	$361

Year over year growth in quarterly average invested assets	9%	12%	11%	10%

Annualized yield on investments marked to market through core operating earnings	7.7%	7.1%	9.7%	12.4%

*

“Other” primarily reflects (i) the impact of fair value accounting, (ii) the impact of changes in the stock market on the liability for guaranteed benefits and deferred acquisition costs (DAC), and (iii) unlocking.

Pretax earnings before certain items increased primarily as a result of the growth in AFG’s annuity business. In addition, the fourth quarter of 2019 included an unusually high amount of investment income that is not expected to recur.

Earnings from investments marked to market through core operating earnings vary from quarter to quarter based on the reported results of the underlying investments. Higher amortization of option costs reflects growth in AFG’s annuity business, as well as higher costs of options.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.14 billion in the fourth quarter of 2019, compared to $1.48 billion in the fourth quarter of 2018, a decrease of 23%. Higher sales of traditional fixed annuities in the financial institutions channel and higher pension risk transfer premiums were more than offset by lower sales of fixed-indexed annuities (FIAs) in all channels.

In response to the continued drop in market interest rates in 2019, AFG implemented numerous crediting rate decreases in order to maintain appropriate returns on its annuity sales, which impacted premium volume.

Craig Lindner stated, “The Annuity Segment continued to perform well in the fourth quarter of 2019, earning a core operating return on equity in excess of 12%. While 2019 premiums fell short of the record level reported in 2018, business written in 2019 contributed to growth in average annuity investments and reserves of approximately 11%. We are well positioned to continue to profitably grow our business and capitalize on our consumer-centric model.”

2020 Annuity Core Operating Earnings Guidance – For 2020, AFG expects:

•	Statutory Annuity premiums to be between $4.5 billion and $5.2 billion, compared to $5.0 billion reported in 2019

•	Year-over-year average annuity asset and reserve growth of 7% to 9%, and

•	Pretax Annuity core operating earnings in the range of $395 million to $425 million, compared to $398 million reported in 2019.

This guidance reflects: (i) an assumed annualized return of 10% on investments required to be marked to market through operating earnings, similar to the return earned in 2019 and (ii) the impact of lower interest rates including the impact of lower short term rates, which will have a negative impact on the Annuity Segment’s approximately $4 billion net investment in cash and floating rate securities.

Annuity Non-Core Earnings – In the fourth quarter of 2019, AFG reported after-tax Annuity non-core earnings of $19 million or ($0.21 per share); this amount reflects the favorable impact of the fourth quarter increase in the S&P 500 on fair value accounting for FIAs.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

Investments

AFG recorded fourth quarter 2019 net realized gains on securities of $51 million ($0.56 per share) after tax and after deferred acquisition costs (DAC), which included $43 million ($0.48 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized losses on securities of $188 million ($2.08 per share) in the comparable 2018 period.

Unrealized gains on fixed maturities were $862 million after tax and after DAC at December 31, 2019, an increase of $779 million since year-end 2018. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the twelve months ended December 31, 2019, P&C net investment income was approximately 8% higher than the comparable 2018 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Neon Exited Lines Charge

On January 6, 2020, AFG announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. The exit from this business will allow AFG to reallocate capital to its other insurance businesses and opportunities that have the potential to earn targeted returns on investment. Neon and its predecessor, Marketform, have failed to achieve AFG’s profitability objectives since AFG’s purchase of Marketform in 2008. As a result of this decision, AFG recognized a non-core after-tax charge of $58 million ($0.64 per share) in the fourth quarter of 2019 for Neon reserve strengthening and expenses related to exit costs associated with the run-off of this business. Beginning with the first quarter of 2020, the run-off expenses for Neon will be reported as a non-core item.

Loss on Early Retirement of Debt

In November 2019, AFG announced the offering of $200 million aggregate principal amount of 5.125% Subordinated Debentures due December 2059. A portion of the proceeds was used to fund the early redemption of its $150 million 6-1/4% Subordinated Debentures due September 2054. The redemption resulted in after-tax non-core expenses in the fourth quarter of 2019 of approximately $4 million ($0.04 per share).

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of $70 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to capital requirements; changes in costs associated with the exit from the Lloyd’s market and the run-off of AFG’s Lloyd’s-based insurer, Neon; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2019 fourth quarter and full year results at 11:30 am (ET) tomorrow, Tuesday, February 4, 2020. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 9996079. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 11, 2020. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 9996079.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click on the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until February 11, 2020 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2020-05

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues
P&C insurance net earned premiums	$1,370	$1,270	$5,185	$4,865
Life, accident & health net earned premiums	5	6	22	24
Net investment income	593	542	2,303	2,094
Realized gains (losses) on securities	65	(238)	287	(266)
Income of managed investment entities:
Investment income	63	68	269	255
Gain (loss) on change in fair value of assets/liabilities	(14)	(11)	(30)	(21)
Other income	48	53	201	199

Total revenues	2,130	1,690	8,237	7,150
Costs and expenses
P&C insurance losses & expenses	1,362	1,175	4,996	4,586
Annuity, life, accident & health benefits & expenses	333	400	1,440	1,299
Interest charges on borrowed money	18	16	68	62
Expenses of managed investment entities	52	57	220	211
Other expenses	106	81	405	353

Total costs and expenses	1,871	1,729	7,129	6,511

Earnings (loss) before income taxes	259	(39)	1,108	639
Provision (credit) for income taxes	68	(4)	239	122

Net earnings (losses) including noncontrolling interests	191	(35)	869	517
Less: Net earnings (loss) attributable to noncontrolling interests	(20)	(6)	(28)	(13)

Net earnings (loss) attributable to shareholders	$211	$(29)	$897	$530

Diluted earnings (loss) per Common Share	$2.31	$(0.33)	$9.85	$5.85

Average number of diluted shares	91.3	89.3	91.0	90.6

			December 31,	December 31,
Selected Balance Sheet Data:			2019	2018
Total cash and investments			$55,252	$48,498
Long-term debt			$1,473	$1,302
Shareholders’ equity(c)			$6,269	$4,970
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)			$5,390	$4,898
Book value per share			$69.43	$55.66
Book value per share (excluding unrealized gains/losses related to fixed maturities)(c)			$59.70	$54.86
Common Shares Outstanding			90.3	89.3

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2019	2018		2019	2018
Gross written premiums	$1,749	$1,613	8%	$7,299	$6,840	7%

Net written premiums	$1,313	$1,208	9%	$5,342	$5,023	6%

Ratios (GAAP):
Loss & LAE ratio	63.2%	62.7%		61.5%	61.3%
Underwriting expense ratio	30.3%	29.3%		32.2%	32.1%

Specialty Combined Ratio	93.5%	92.0%		93.7%	93.4%

Combined Ratio – P&C Segment	99.1%	92.0%		95.8%	93.8%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$628	$651	(4%)	$2,759	$2,645	4%
Specialty Casualty	929	778	19%	3,768	3,445	9%
Specialty Financial	192	184	4%	772	750	3%

	$1,749	$1,613	8%	$7,299	$6,840	7%

Net Written Premiums:
Property & Transportation	$449	$448	-%	$1,876	$1,754	7%
Specialty Casualty	669	581	15%	2,701	2,509	8%
Specialty Financial	156	142	10%	617	602	2%
Other	39	37	5%	148	158	(6%)

	$1,313	$1,208	9%	$5,342	$5,023	6%

Combined Ratio (GAAP):
Property & Transportation	100.4%	86.5%		95.7%	93.1%
Specialty Casualty	89.7%	96.5%		93.3%	94.2%
Specialty Financial	79.6%	85.5%		85.0%	88.9%
Aggregate Specialty Group	93.5%	92.0%		93.7%	93.4%

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(18)	$ (7)	$(67)	$(50)
Specialty Casualty	(25)	(52)	(88)	(139)
Specialty Financial	(14)	(7)	(38)	(26)
Other Specialty	4	5	6	3

Specialty Group Excluding A&E and Neon Charge	(53)	(61)	(187)	(212)
Special A&E Reserve Charge – P&C Run-off	—	—	18	18
Neon Exited Lines Charge and Other	8	—	26	2

Total Reserve Development	$(45)	$(61)	$(143)	$(192)

Points on Combined Ratio:
Property & Transportation	(3.5)	(1.5)	(3.6)	(2.8)
Specialty Casualty	(3.8)	(8.5)	(3.4)	(5.8)
Specialty Financial	(9.2)	(5.2)	(6.3)	(4.4)
Aggregate Specialty Group	(3.8)	(4.7)	(3.7)	(4.4)
Total P&C Segment	(0.4)	(4.7)	(2.2)	(4.0)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2019	2018		2019	2018
Annuity Premiums:
Financial Institutions	$629	$597	5%	$2,766	$2,268	22%
Retail	195	419	(53%)	1,063	1,505	(29%)
Broker-Dealer	116	339	(66%)	689	1,285	(46%)
Pension Risk Transfer	158	75	111%	257	132	95%
Education Market	36	46	(22%)	164	192	(15%)
Variable Annuities	5	6	(17%)	21	25	(16%)

Total Annuity Premiums	$1,139	$1,482	(23%)	$4,960	$5,407	(8%)

Components of Annuity Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2019	2018		2019	2018
Revenues:
Net investment income	$458	$419	9%	$1,792	$1,638	9%
Other income	26	27	(4%)	108	107	1%

Total revenues	484	446	9%	1,900	1,745	9%
Costs and Expenses:
Annuity benefits	251	334	(25%)	1,151	998	15%
Acquisition expenses	71	56	27%	248	255	(3%)
Other expenses	34	36	(6%)	139	131	6%

Total costs and expenses	356	426	(16%)	1,538	1,384	11%

Annuity earnings before income taxes	$128	$20	540%	$362	$361	—%

Supplemental Annuity Information

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Core net interest spread on fixed annuities – new method	1.98%	1.94%	2.01%	2.14%
Core net spread earned on fixed annuities – new method	1.07%	0.98%	1.08%	1.20%

*	Excludes fixed annuity portion of variable annuity business.

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Core Operating Earnings before Income Taxes:
P&C insurance segment	$199	$214	$753	$740
Annuity segment, new method	104	86	409	409
Annuity results previously reported as operating earnings	—	(66)	(11)	(48)
Interest and other corporate expenses*	(50)	(29)	(174)	(156)

Core operating earnings before income taxes	253	205	977	945
Related income taxes	50	46	193	184

Core net operating earnings	$203	$159	$784	$761

*	Other Corporate Expenses includes income and expenses associated with AFG‘s run-off businesses.

b)

Because AFG had a net loss for the fourth quarter of 2018, the impact of potential dilutive options (weighted average of 1.4 million shares) was excluded from AFG’s fully diluted earnings per share calculation. However, for the non-GAAP measure of core net operating earnings, the Company believes it is most appropriate to use the fully diluted share data that would have been used if AFG had net earnings for the fourth quarter.

c)

Shareholders’ Equity at December 31, 2019 includes $862 million ($9.54 per share) in unrealized after-tax gains on fixed maturities and $17 million ($0.19 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2018 includes $83 million ($0.93 per share) in unrealized after-tax gains on fixed maturities and $11 million ($0.13 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.